UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2018

PEN INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1598792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, Suite 1550, Miami Florida 33131

(Address of principal executive offices) (Zip Code)

(844) 736-6266

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2018, we entered into an agreement with PEN Comeback LLC that granted to that investor one demand registration right if certain warrants issued to the investor result in proceeds to us of $1 million or more. If the demand is exercised, the investor can register common shares purchased as described in item 3.02 below, including common shares purchased upon exercise of the options or warrants issued to the investor.

We previously reported that on August 8, 2018 our wholly-owned subsidiary PEN Brands LLC entered into the fifth amendment to its Loan and Security Agreement with MBank. The amendment Extended the agreement through July 3, 2019 (not 2018 as previously stated).

Item 3.02 Unregistered Sales of Equity Securities

On October 15, 2018, we sold 590,847 shares of Class A common stock in a private placement at a per share price of $0.50 for aggregate proceeds of $295,423. At the same time the investor mentioned above bought: options to acquire up to an additional 550,847 shares at an option exercise price of $1.00 per share, exercisable at any time before June 30, 2019; and warrants to purchase up to 550,847 additional shares at a warrant exercise price of $1.50. The right to purchase warrant shares expires on the earlier of (1) 45 days after the day that PEN shares have been trading at or above 120% of the exercise price for a period of 90 days, or (2) four years from date of issue. PEN also sold to that investor additional “warrant options” to purchase warrants. For each share purchased under the options described above, the investor that purchased warrant options can purchase at a price of $0.03 per warrant a warrant to purchase an additional share at an exercise price of $2.00 per share. These warrants will expire on the earlier of (1) 45 days after the day that PEN shares have been trading at or above 120% of the exercise price for a period of 90 days, or (2) four years from date of issue. Aggregate proceeds from the sales of the options, warrants and warrant options were $49,576.

The securities were all sold in a private placement. No commissions are payable. Proceeds will be used for general corporate purposes and working capital.

Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangmentw of Certain Officers.

At a meeting on October 15, 2018, the directors elected Tom J. Berman as our President and elected him to our board. Mr. Berman was most recently Chief Administrative Officer and General Counsel for Ascion, LLC d/b/a Reverie, a Michigan based Sleep Technology company. At Ascion he was responsible to help to develop that company’s overall business strategy along with leading its business development, HR and IT and Legal departments as well as its real estate management. Mr. Berman will bring this broad range of operating experience to the board. He was with Ascion from 2012 until earlier this year. Prior to joining Ascion Mr. Berman founded Berman Law, PLLC. He is a graduate of Michigan State University and of the University of Detroit Mercy School of law. He is 39 years old. Tom Berman is the son of director Ronald J. Berman.

Item 7.01 Regulation FD Disclosure

On October 18, 2018 we issued a press release announcing the sale of our stock and the other securities and the election of Tom Berman as an officer and director. A copy of that press release is attached as Exhibit 99.1 and is incorporated by reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	PEN Inc. press release dated October 18,2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEN Inc.

Date: October 18, 2018	By:	/s/ Jeanne M Rickert
Secretary